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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE

                                                  Three Months Ended March 31,
                                                    2001                2000
                                                 -----------        -----------
                                                      (Thousands of Dollars)
BASIC
Net income                                       $       289        $       745
                                                 ===========        ===========
Weighted average shares outstanding                9,984,917          9,964,140
                                                 ===========        ===========
Basic earnings per share                         $       .03        $       .07
                                                 ===========        ===========
DILUTED
Net income                                       $       289        $       745
                                                 ===========        ===========
Weighted average number of shares used in
calculating
  basic earnings per share                         9,984,917          9,964,140
ADD:
Dilutive impact of stock options                     267,799                 --
                                                 ------------------------------
Weighted average number of shares used in
calculating
  diluted earnings per share                      10,252,716          9,964,140
                                                 ==============================
Diluted earnings per share                       $       .03        $       .07
                                                 ==============================

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